Exhibit 4.15

Amended and Restated Power of Attorney

We, [Name of VIE Shareholder], a [  ], and a holder of [  ]% of the entire registered capital in [Name of VIE] ("Domestic Company") as of the date when the Amended and Restated Power of Attorney ("Power of Attorney") is executed, hereby irrevocably authorize [Name of 58 Home’s WFOE] ("WFOE") to exercise the following rights relating to all equity interests held by us now and in the future (“Our Shareholding”) during the term of this Power of Attorney:

WFOE is hereby authorized to act on our behalf as our exclusive agent and attorney with respect to all matters concerning Our Shareholding, including without limitation to: 1) attend shareholders' meetings of Domestic Company; 2) exercise all the shareholder's rights and shareholder's voting rights we are entitled to under the laws of China and Domestic Company's Articles of Association, including but not limited to the sale or transfer or pledge or disposition of Our Shareholding in part or in whole; and 3) designate and appoint on our behalf the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Domestic Company.

Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority to, on our behalf, execute all the documents we shall sign as stipulated in the Amended and Restated Exclusive Option Agreement entered into by and among we, WFOE and Domestic Company on July 4, 2016 and the Amended and Restated Equity Pledge Agreement entered into by and among we, WFOE and Domestic Company on [  ] (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and perform the terms of the Transaction Documents.

All the actions associated with Our Shareholding conducted by WFOE shall be deemed as our own actions, and all the documents related to Our Shareholding executed by WFOE shall be deemed to be executed by me. We hereby acknowledge and ratify those actions and/or documents by WFOE.

WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to us or obtaining our consent. If required by PRC laws, WFOE shall designate a PRC citizen to exercise the aforementioned rights.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as we are a shareholder of Domestic Company.

During the term of this Power of Attorney, we hereby waive all the rights associated with Our Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[Name of VIE Shareholder]

By:
Name:
Title:

[Date]

Accepted by:

[Name of 58 Home’s WFOE]

By:
Name:
Title:

Acknowledged by:

[Name of VIE]

By:
Name:
Title:

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